Exhibit G

[Letterhead of ]

EUROPEAN INVESTMENT BANK

CONSENT

We hereby consent to the references to the Legal Department of the European Investment Bank under the heading “Legal Opinions” in the Registration Statement and related prospectus of the European Investment Bank for the registration of $5,000,000,000 of notes and/or bonds filed by the European Investment Bank with the Securities and Exchange Commission of the United States.

Luxembourg,  December 13, 2005

EUROPEAN INVESTMENT BANK

/s/ Uhlmann	/s/ Dufresne

E. Uhlmann General Counsel	M. Dufresne Deputy General Counsel